Exhibit 99.1
Tidelands Royalty Trust “B”
News Release
TIDELANDS ROYALTY TRUST “B”
ANNOUNCES THIRD QUARTER CASH DISTRIBUTION
          DALLAS, Texas, September 18, 2009 — Tidelands Royalty Trust “B” (OTC BB: TIRTZ.OB) (“Tidelands”), today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.409457 per unit, payable on October 15, 2009, to unitholders of record on September 30, 2009. Tidelands’ cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.tirtz-tidelandsroyaltytrust.com/.
     The distribution this quarter decreased to $0.409457 this quarter from $0.550126 last quarter, a 26% reduction. Royalties received are down primarily due to lower prices realized for both oil and natural gas and a decrease in production. The price received for oil this quarter was up 36% from the previous quarter, and the price received for natural gas this quarter was down 26% from the previous quarter. Production of oil and natural gas also decreased (mcf equivalent) 3% this quarter from the previous quarter. Further analysis of this distribution may be found in the September 30, 2009 Form 10-Q filing with the Securities and Exchange Commission on or about November 16, 2009.
     Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production. This quarterly distribution is based on production in March, April, May and June of 2009.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management Toll Free — 1.800.985.0794